ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Abraxas Announces Broader Engagement with Petrie Partners

SAN ANTONIO (October 14, 2019) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced Petrie Partners has been engaged to assist Abraxas with exploration of opportunities related to its interests in the Williston Basin of North Dakota. The Company has sold certain non-operated interests in the Bakken and continues to explore alternatives with regard to its remaining Williston Basin assets.

The Board of Directors determined to broaden the engagement with Petrie Partners to include a more thorough review of the Company’s current business and strategic plans, competitive positioning and potential alternative transactions that might further enhance shareholder value. The Board believes Petrie Partners is in an excellent position to assist the Company in this regard, having known and worked with Abraxas for some time. Petrie’s expanded mandate to assess options for Abraxas is a broad one, which might include sales of assets, merger or acquisition transactions, additional financing alternatives or other strategic transactions. Petrie’s Jon Hughes will lead the engagement for Abraxas.

“Petrie has been a great partner for Abraxas in the past,” said Robert Watson, Abraxas CEO. “No firm knows the energy industry community better than Petrie, and we look forward to working with them on a broader basis in furtherance of shareholder interests.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steve Harris/Vice President – Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com